EXHIBIT 99.1

Broadridge Financial Solutions Inc - BR -
Earning Conference Call/Presentation
08/10/17 08:30 AM

Corporate Participants

•	James M. Young - Broadridge Financial Solutions, Inc. - CFO and Corporate VP

•	W. Edings Thibault - Broadridge Financial Solutions, Inc. - Head of IR

•	Timothy C. Gokey - Broadridge Financial Solutions, Inc. - COO and Corporate SVP

•	Richard J. Daly - Broadridge Financial Solutions, Inc. - CEO, President & Director

Conference Call Participants

•	Christopher Roy Donat - Sandler O'Neill + Partners, L.P., Research Division - MD of Equity Research

•	David Mark Togut - Evercore ISI, Research Division - Senior MD and Fundamental Research Analyst

•	Patrick Joseph O'Shaughnessy - Raymond James & Associates, Inc., Research Division - Research Analyst

•	Peter James Heckmann - D.A. Davidson & Co., Research Division - Senior VP & Senior Research Analyst

•	Puneet Jain - JP Morgan Chase & Co, Research Division - Computer Services and IT Consulting Analyst
Presentation

•	Operator - -
Good morning. My name is Adrianne, and I will be your conference operator today. At this time, I would like to welcome everyone to the Fourth Quarter and Fiscal Year 2017 Earnings Call. (Operator Instructions) Thank you.

I would now like to turn the call over to Mr. Edings Thibault. Please go ahead, sir.

•	W. Edings Thibault
Thank you, Adrianne. Good morning, everybody, and welcome to Broadridge's Fourth Quarter and Fiscal Year 2017 Earnings Conference Call. Our earnings release and the slides that accompany this call may be found on the Investor Relations section of broadridge.com. Joining me on this call this morning are Rich Daly, our CEO; Jim Young, our Chief Financial Officer; and Tim Gokey, whose appointment as President was announced last week.
Before I turn the call over to management team, a few standard reminders. During today's conference call, we will be making forward-looking statements regarding Broadridge that involve risks. A summary of these risks can be found on the second page of the slides. We encourage participants to refer to our SEC filings, including our Annual Report on Form 10-K, for a complete discussion of forward-looking statements and risk factors faced by our business. We will also be referring to several non-GAAP financial measures, including adjusted operating income, adjusted EPS and free cash flow. We believe these non-GAAP measures provide investors with a more complete understanding of Broadridge's underlying operating results. An explanation of our use of these non-GAAP measures and reconciliations to their comparable GAAP measures can be found in the earnings release and in the earnings presentation.

Let me now turn the call over to Rich Daly.

•	Richard J. Daly
Thanks, Edings. Good morning to everyone on our call. Before I can get my update, I want to congratulate Tim on his well-deserved appointment to President. Tim joined Broadridge in 2010 as Head of Strategy with a mandate to help us transform Broadridge from a company that was reliant on market factors to drive its growth to one that was more closely aligned with its clients and long-term demand trends. Since then, in his role as CEO -- COO, he has led both our ICS and GTO segments and maintained that focus on driving growth. Tim has broadened our product offering been a thought leader with our clients, and he is a valuable partner in helping me manage and grow our business. So congratulations, Tim, and I look forward to continuing our partnership over the coming years.

•	Timothy C. Gokey
Thank you, Rich.

•	Richard J. Daly
Okay. Now let's start. We have a lot of ground to cover this morning. I will begin with some highlights on fiscal year 2017. Tim will then provide an overview of our segments, then hand it off to Jim for a review of our financials and then I will close with some thoughts on Broadridge's overall direction.
We'll begin on Slide 4 of our presentation slides. We had a strong end to a very good fiscal year 2017. Our fourth quarter results benefited from strong stock record growth, an elevated level of event-driven activity and continued momentum in our GTO business.
For the full year, Broadridge delivered total revenue growth of 43%. Recurring revenues grew 29%, including 6% organic growth and adjusted EPS grew 15% to $3.13, a very good year.
I'm especially pleased to note that our fiscal year 2017 results enabled Broadridge to achieve the 3-year objectives we laid out at our last Investor Day in December 2014. Let's go over those 3-year results.
Our objective was to grow our recurring revenues by 7% to 10% per year. We achieved a compound annual recurring revenue growth rate of 14% or 7% without the acquisition of NACC. We also targeted adjusted earnings growth of 9% to 11%. Our adjusted earnings CAGR over the past 3 years has been 11% or 9%, excluding NACC. We also targeted 50 to 60 basis points per year of margin expansion, and we achieved that goal as well on a like-for-like basis.
The reason we set these 3-year objectives is to help us maintain our focus on midterm versus short-term value creation, and we look forward to issuing a new set of objectives that will take us through fiscal year 2020 at our upcoming December Investor Day.
Now let me turn to my favorite topic, record Closed sales. Broadridge reported record Closed sales of $188 million in fiscal 2017, up 25%. Fourth quarter Closed sales were $64 million, up 12% year-over-year, and we expect continued momentum as we enter fiscal 2018.
While our larger deals on the quarter was an agreement to manage the Global back-office operations of a top 15 U.S. investment bank with more than 60 clients on our current technology platforms, including more than 30 that like this client, utilize our full back-office managed services solutions, Broadridge continues to cement its position as a leading capital markets infrastructure utility. Other notable deals in the quarter include the sale of portfolio management solutions to an alternative asset manager and continuing of sales of our financial adviser solutions.
I'm also pleased to see a growing number of sales coming out of our Broadridge Customer Communications business, which now includes NACC. Not only have sales exceeded our expectations for the first year, but the pipeline of potential deals is full, which bodes well for putting that business on a growth track earlier than we had anticipated.
Lastly, we would be remiss if we didn't highlight a key win-back of a major proxy client. This is a client that we lost a few years ago and have worked hard since to win back.
Looking forward, our pipeline is strong. Even after a record sales year and not counting the incremental opportunities we are seeing from BRCC, our pipeline at the end of 2017 was stronger than it was at the beginning of 2017. So record sales in 2017 and a stronger pipeline to begin 2018. Those are both positive barometers about our future growth. Broadridge also benefited from a record -- I'm sorry, from a returned healthy levels of market growth in the form of strong stock record growth, healthy interim record growth and higher trading volumes in 2017. Our focus on generating sales-led growth is very strong. These volumes are a small part of our growth, and it was in the past. But the positive long-term trends they reflect remain a component of our long-term growth story.
Now let's turn to NACC. With a full year of owning that business now under our belt, I am pleased with the overall status of this investment. On a tactical level, we have made great strides in integrating the business, exceeded our initial sales expectations and our pipeline is strong. On a strategic level, Broadridge is making good progress against the short-term, midterm and long-term goals we cited at the time of acquisition.
Short term, the integration continues to go well and we are on track to realize our $20 million synergy target.
Midterm, this is where my comments on a healthy pipeline really come into play. We have seen significant interests from large-interest clients in learning how we can help them reduce their overall cost of printing and distribution and manage their transition to digital. There remains a lot of work to be done to translate our pipeline into Closed sales, but I really like where we stand today.
Long term, our goal is to help enable our clients to digitalize their key communications and leverage the value of our network to accelerate that transition.
We are well underway in building out our capabilities around the Broadridge Communications Cloud and are getting very positive feedback from key clients, channel partners and cloud players about our strategy. Early days here, but again, I like our progress.
When we met our adjusted EPS contribution objectives, NACC's 2017 top line results were lower than we anticipated, mostly as a result of lower volumes at a single large customer that we discussed last quarter. Given our recent Closed sales and pipeline, I am optimistic that we will make up that lost ground by 2019.
We also made 2 small buy versus build tuck-in acquisitions in fiscal year 2017. One, to strengthen our ability to serve the wealth management market. And the second, to extend our capabilities in post-trade processing and controls. We also invested last fall to accelerate our ability to bring blockchain capabilities to the proxy market by acquiring a technology assets of Inveshare.
Finally, and as always, we made investments in new product development in areas like tax reporting, blockchain and other capabilities as part of our ongoing operating expenses. More recently, we are also making additional investments to implement efficiency measures designed to flatten our organization and make us more nimble and client-focused.
After a strong fiscal year, Broadridge is exiting 2017 with good momentum. The combination of another year of record Closed sales, continuing strong fundamentals in our franchise businesses and ongoing investments, leave us well positioned to deliver another Broadridge type of year in 2018 and will position to sustain our growth beyond 2018.

Our board's confidence in our outlook is reflected in the increase on our annual dividend amount by 11% to $1.46 per share. A rising dividend is a key component of long-term shareholder value creation. So I am proud to note that Broadridge has raised its dividend every year since becoming a public company, and that fiscal 2018 will be the sixth consecutive year of a double-digit increase.
Finally, a word on guidance. As I noted, we expect 2018 to be another Broadridge type of year, which means we expect another year of mid-single-digit recurring fee revenue growth and double-digit EPS growth. Our fiscal year 2018 guidance calls for just that, 4% to 6% recurring fee revenue growth, continued margin expansion, 15% to 19% adjusted EPS growth and strong sales.
Let me now turn the call over to Tim for a review of our business segments.

•	Timothy C. Gokey
Thank you, Rich. We're now on Slide 5. As Rich noted, Broadridge performed well in fiscal 2017 with strong growth in both ICS and GTO. I'm especially pleased with the performance of the GTO business in fiscal '17. Our dedicated associates have put a lot of work into that business over the past several years to align it with the key market growth trends, and it's gratifying to see that paying off.
On an organic basis, ICS recurring fee revenue grew by 8% in the fourth quarter and 6% for the year. Our growth benefited from a strong proxy season as stock record growth, which measures the growth in total shareholder positions, rose 8% for the full year, including 10% in the all-important fourth quarter. That was stronger than the 3% growth recorded for fiscal 2016.
While stock record growth can vary from year-to-year, other paying net growth is a continued popularity of stock ownership as a means to invest. After the financial crisis, stock record growth was slow to recover, averaging 1% over the 2011 to 2013 period. Since then, the number have been much healthier, averaging 7% over the past 4 years, including 2017's 8%. By staying ahead of the market, Broadridge continues to benefit from that trend and our hardworking ICS associates have evolved our world-class service to create a true industry standard.
Another driver of our organic growth in the fourth quarter was stronger mutual fund and ETF interim record growth. It gives the stock record growth as a proxy for the number of individual stockholders. Interim record growth captures the number of funded ETF holders, who holds funds, ETFs and beneficial accounts. In general, the interim record growth tends to track the overall level of fund flows into mutual funds and ETFs. These flows get into negative territory at the end of fiscal 2016. Since the fall, however, fund flows have turned positive again, and that turn has been reflective in our business.
After a slow start to the year, mutual fund and ETF interim record growth picked up from the second half, rising to 7% in the fourth quarter. For the full year, interim record growth was 4%, in line with 2016.
The biggest driver of recurring fee revenue growth in our ICS segment was the acquisition of NACC, which contributed $424 million for our recurring revenue growth. Our teams are cost to company have put in an enormous effort to make this acquisition a success, the integration is going well. As you know, we expected the near-term revenue headwinds as part of our acquisition case. We've been pleasantly surprised by the strength of recent sales activity and the growth in the pipeline. To make me optimistic, we will put the business on a solid growth track sooner than we had anticipated.
Looking forward, we expect continued recurring revenue growth across the ICS segment in fiscal 2018, driven by steady growth in regulatory communications, strong sales of our dividend and analytics and other products, moderated by the non-client losses in NACC.
Turning away from recurring revenue. Our ICS business also benefited from strong event-driven activity in fiscal '17. Event-driven revenues rose 10% for the full year and 62% in the fourth quarter. The biggest contributor to the changes in the event-driven revenues, both on a quarter-to-quarter as well as on an annual basis, is the timing of when mutual fund complexes go to their fundholders for a vote. Typically, they will do so every 5 to 7 years. In the fourth quarter, when the largest mutual fund and ETF complexes went out for a vote, the overall level of activity was higher than normal. We estimate fiscal 2017 mutual fund proxy activity covered 20% of all funds, which have put us closer to the high end of that 5 to 7 year historical range.
Looking ahead to fiscal 2018, another major fund complex has already filed to go out for a vote. So we are forecasting another year of strong activity.
Our event-driven revenues also benefited from an increase in shareholder activism at large companies, including recent campaigns at our (inaudible) at General Motors. Because of their short notice, these large campaigns are complex and require real precision to execute, driving its ability to do so in a core skill set of our proxy franchise.
Let's move to GTO. As I said at the outset, the GTO business continues to perform well, reporting 11% growth in the fourth quarter and 9% for the full year as the strong sales-led momentum we have seen all year continued. As Jim will discuss, this growth translated into strong earnings for the year. We recorded another record year for GTO Closed sales in fiscal year 2017, which, combined with a strong backlog from prior years, positions us well for continued growth in 2018 and beyond.
I'll now turn the call over to Jim to provide a review of our financial results. Jim?

•	James M. Young
Thanks, Tim, and good morning, everyone. I'll make a few call outs to begin. First, our performance. We finished off fiscal '17 in strong fashion with very healthy organic growth and strong sales, and we laid the foundation for another year of solid top line and bottom line growth in part due to our ongoing investments in the business.
Second, guidance. Our guidance for adjusted EPS growth for fiscal 2018 is 15% to 19%. This includes a projected excess tax benefit of $25 million or a net of $0.19 per share benefit after taking into account the adjustment to diluted shares outstanding. As you know, new accounting rules] require us to report the excess tax benefit from stock-based compensation on our income statement rather than only on the cash flow statement beginning in our fiscal year 2018. As a point of reference and as reported on our statements of cash flows, this benefit was $40 million, $21 million and $41 million for fiscal years 2015, 2016 and 2017, respectively. A bit more on this later.
Third, contribution from the NACC acquisition. The acquisition achieved our first year adjusted EPS contribution target on lighter-than-anticipated revenues.
Fourth, free cash flow. We generated $402 million in fiscal 2017, up 11% versus last year and slightly better than the high end of our guidance range, unfavorable working capital, tax payment timing and capital expenditure shifting from fiscal 2017 to fiscal 2018.
My fifth and final call out is a reminder of the seasonality of our business to help put the fourth quarter into context. Because of the timing of proxy season, Broadridge's fourth quarter has a disproportionate impact on our full year results. This year, we generated 32% of our full year revenues and more than half of our earnings in the fourth quarter. I'll touch on these topics again throughout my review.
Let's move to a quick recap of our financial results. Fourth quarter 2017 recurring fee revenues rose 24% to $806 million and total revenues rose 38% to $1.3 billion. Adjusted operating income rose 16% to $324 million and adjusted EPS rose 18% to $1.71 per share. For the full year, recurring fee revenues rose 29% to $2.5 billion. Our adjusted operating income margin was 15% and adjusted EPS rose 15% to $3.13. As Rich noted, these results were very much in line with our guidance from last quarter and our 3-year objectives we set out in 2014, both with and without the revenue and adjusted earnings benefit from NACC.

Let's turn to Slide 6 for a quick review of our key fourth quarter revenue drivers. Total revenues grew 38% to $1.3 billion. The acquisition of NACC contributed $251 million and other smaller acquisitions contributed an additional $7 million. Event-driven activity was very strong in the fourth quarter, rising 62% to $91 million as a result of stronger mutual fund and equity proxy activity. Event-driven revenues added 4 points for our overall growth in the quarter.
Recurring fee revenues grew 24% in the fourth quarter. Organic recurring fee revenue growth was 8%. On-boarding of new business or Closed sales, as shown here, was the largest organic contributor and represented a strong finish to the year. Internal growth, which accounted for half of the organic growth, benefited for the pickup in stock record growth, as Tim just discussed.
Turning to full year revenues on Slide 7. Total revenues grew 43% to $4.1 billion in fiscal 2017. The acquisition of NACC, which occurred on the first day -- first fiscal quarter, was the biggest driver of our total growth, contributing $1.1 billion to our revenues. Event-driven revenues rose 10% to $219 million, adding a point to our revenue growth.
Organic recurring revenue growth was 6% for the full year, the biggest driver of organic growth was the impact of strong Closed sales, which accounted for 6 points of growth, partially offset by 2 points of client losses. While internal growth added another two points to grow, our revenue lifeblood continues to be new sales.
Turning to Slide 8. Adjusted operating income rose 16% to $324 million in the fourth quarter of fiscal 2017. That growth was driven by strong organic recurring fee revenue growth and higher event-driven revenues. These benefits were partially offset by a higher level of investment from our recent efficiency initiatives. Adjusted operating income margins declined 450 basis points to 24.1%, largely as a result of adding the lower margin NACC business, partially offset by the higher margins in GTO.
Adjusted EPS rose 18% to $1.71 in the fourth quarter. Our adjusted EPS received a boost from a slight reduction on our tax rate as well as a 1% reduction in our diluted weighted average share count, resulting from our share repurchases.
Moving to Slide 9. For full year 2017, our adjusted operating income grew 16% and adjusted EPS rose 15% to $3.13. Excluding the NACC impact, adjusted operating income margins would have expanded approximately 40 basis points.
Turning to Slide 10. I'll discuss the fourth quarter performance of our ICS and GTO segments. Our ICS segment had a strong quarter. ICS revenues rose 45% to $1.2 billion in the fourth quarter, driven by the impact of a higher recurring fee event in distribution revenues from NACC. ICS recurring fee revenues rose 30% to $596 million. On organic basis, revenues rose 8%, driven by internal growth with the 10% stock record growth and 7% growth in ETF and mutual fund interim record growth. Clearly, these are pretty healthy market factors and it's good to see the pickup.
ICS earnings before taxes rose 13% to $296 million with the benefit of a higher recurring and event-driven revenues more than offsetting amortization and integration expense related to the NACC and Inveshare technology acquisitions.
The GTO business continued to perform well. GTO recurring revenues rose 11% to $210 million. Organic growth was 7%. As has been the case all year, growth in GTO continued to be driven by Net New Business as the segment continues to work to the backlog created by the continuing record sales. Trading volumes, especially equity trades, which were up 5%, were also a modest contributor to internal growth. GTO earnings before taxes rose 15% to $41 million as we continue to realize positive operating leverage, especially from Net New Business.

Before I move to our cash flows, I'd like to provide some additional comments on the results of our NACC acquisition. That business is now fully integrated with the reporting of Broadridge customer communication at ICS, which make future comparisons more difficult and less meaningful. NACC revenues came in below our expectation for fiscal year 2017 by about $20 million, mostly as a result of lower volume with existing customers in 1 large financial services customer in particular.
NACC contributed $0.13 to our adjusted EPS, in line with the $0.11 to $0.14 we anticipated at the time of announcement. For fiscal 2018, we expect about $0.15 of contribution on an adjusted basis, slightly below the $0.16 to $0.21 we anticipated when we announced the deal, with the shortfall driven in part by the lower revenues.
Finally, we are seeing strong sales performance, and as Rich noted, a very strong pipeline. So I'm optimistic that we will achieve revenue growth sooner than we anticipated.
Moving on to Slide 11. Broadridge generated strong free cash flow of $402 million, up 11% from fiscal 2016. The increase was driven by strong operating performance and favorable event-driven collections activity in the fourth quarter, which resulted in a temporary pickup in working capital. With respect to capital expenditures, we invested $114 million, up from $76 million in fiscal 2016. The increase resulted from NACC-related integration spend, investments in building out additional capacity in India and upgrading one of our data centers, among other activities. Other large investments, including the relocation of our GTO New Jersey headquarters from Jersey City to Newark, slipped out of fiscal 2017 CapEx and will result in another year of elevated capital spend in fiscal 2018.
Broadridge continues to focus on a balanced use of its capital. We deployed a total of $539 million in acquisitions. Most of that was on NACC on the first day of the fiscal year, but we also invested to accelerate our proxy blockchain development efforts and to make other tuck-in acquisitions for our GTO business. Our share repurchase activity in fiscal 2017 returned a net $282 million to shareholders. That includes open-market purchases of $1.5 million in the fourth quarter worth $109 million or $94 million net of option proceeds.
Finally, we are strong believers in the importance of a dividend to long-term shareholder value. So we returned an additional $152 million of capital via the dividend. Anchored in our target payout ratio of 45% of adjusted net earnings, the dividend payout will increase in 2018 with our board's decision to increase the dividend per share by 11%.
Let's turn to guidance. Our fiscal year 2018 guidance items can be found on Slide 12. We expect recurring revenue growth to be in the range of 4% to 6%. We expect total revenue growth to be in the range of 2% to 3%. We expect our adjusted operating income margin to be approximately 16%, up about 100 basis points from fiscal 2017. We expect adjusted EPS growth to be 15% to 19%, including an estimated $0.19 net excess tax benefit related to stock-based compensation. Excluding that impact, we expect adjusted EPS growth to be 9% to 13%. We expect free cash flow to be in the range of $400 million to $450 million, inclusive of an estimated $25 million excess tax benefit related to stock-based compensation. Finally, we expect Closed sales to be in the range of $170 million to $210 million. As a reminder, Broadridge's guidance exclude any potential impact from acquisition made in fiscal 2018.
Now let me provide some additional color on our outlook for fiscal 2018. We expect to see accelerating revenue growth from sales, muted a bit by higher losses and less contribution from internal growth. I'll take each piece separately. The biggest driver of Broadridge recurring revenue growth is expected to come from continued conversion of new sales. We expect growth and absolute revenue additions from sales to increase from 2017 levels. We expect the client revenue retention rates tick up -- tick down from 98% in fiscal 2017 to 97%, with the ongoing one-off of known Broadridge Customer Communications losses. We are planning on internal growth, which contributed 2 points to recurring revenue growth in 2017 to be neutral in 2018. We've assumed more moderate growth in line with recent historical averages for stock record and mutual fund interims and flat trading volumes. We expect very modest revenue contribution from fiscal 2017 acquisitions. NACC is now included in our organic growth forecast as the transaction closed on the first day of fiscal 2017.
On a segment basis, we are forecasting mid-single-digit recurring revenue growth for both ICS and GTO. As Tim mentioned, we see continuing sales-led growth at ICS moderated by the impact of the losses at NACC. We expect both event-driven and distribution revenues to be slightly down versus 2017.
When we cut our tax rate, I will round out the implications of the excess tax benefit. With the assumed $25 million benefit showing up on our tax line, we expect our tax rate to be approximately 29%. Excluding the net impact, we expect our tax rate to be approximately 34% or consistent with previous years.
In addition to lowering our effective tax rate, the new stock-based compensation rules will result in a slightly higher diluted share count in 2018. Also, the inclusion of the tax benefit on the income statement will have the effect of moving this impact into our free cash flow metric going forward. It is also important to remember that we expect this number to be volatile quarter-to-quarter and year-to-year and will be difficult to forecast. As I noted earlier, some of our planned capital spending was deferred from fiscal 2017 to fiscal 2018. As a result, we expect capital spending to be in the $110 million to $130 million range in 2018. This means we'll have another CapEx year in the range of 2.5% to 3% of total revenue.
Finally, as you think about the first quarter, expect Q1 adjusted operating income to be modestly lower than our fiscal 2017 due to lingering expenses related to our efficiency initiatives. This will be offset by the excess tax benefit, assuming a quarter of the full year assumption is realized in the first quarter.
With that, I'll hand the call back to Rich for his closing remarks.

•	Richard J. Daly
Thanks, Jim. I'm on Slide 13 of the presentation. Let's review the key points of our call. We delivered a strong fiscal year 2017 with recurring revenue growth of 29%, adjusted EPS growth of 15% and most importantly, record Closed sales up 25%. Those results means that we were successful in delivering on the 3-year objectives we laid out at our last Investor Day, achieving a recurring revenue CAGR of 14% and adjusted earnings CAGR of 11%. Broadridge increased its dividend for the 10th consecutive year, underscoring our commitment to long-term shareholder value creation. And our 2018 guidance calls for more of the same, recurring revenue growth of 4% to 6%, double-digit EPS growth and strong Closed sales. In other words, another typical Broadridge year. Looking beyond 2018, I believe Broadridge is again in a better position than ever to sustain its growth.
Let me tell you why I'm very confident. If you recall our Investor Day in 2014, we laid out 3 key areas of investment. We simply would invest in our technology organization. Since then, we have invested in our technology team and platforms to the point where we are now running the de facto standard back-office utility for more than 30 clients and working to integrate blockchain capabilities and cloud-based communications into our core product offerings.
We simply would invest in strengthening and enhancing our product portfolio. Over the past several years, we have continued to make tuck-in acquisitions to broaden our global product portfolio and are continuing to build world-class managed services capabilities by leveraging our presence in the U.S., India and elsewhere.
Finally, we've continued to build the Broadridge brand by investing in our sales and marketing capabilities. As a result of those investments, Broadridge is now a much stronger position than it was 3 years ago. Our reputation among our clients used to be that of a trusted vendor who could efficiently manage existing technology. Now we are increasingly being approached by our clients as a partner who can help them adopt new technologies and transform their business models. That puts Broadridge in a much stronger position to pursue the large market transformational opportunities that we see around mutualization and digitization. We will share more of how we intend to pursue those opportunities at our Investor Day. But for now, let me briefly cover a few areas where we think we can drive significant value for our clients.
As financial services institutions look to transform and utilize their mission-critical, but non-differentiating back-office functions, Broadridge is the only player with a proven technology, scale, innovation, experience and most importantly, the clients to achieve this and meet their needs. Building on that position and an industry utility, we are well positioned to add additional layers of value by driving network benefits to our clients. That should lead to additional opportunities around faster settlement time and even the ability to create greater liquidity in fixed income markets. We also see significant opportunities to continue to extend our post-trade utility franchise outside of North America.
We are working with mutual funds and regulators to continue to drive increased engagement and cost efficiencies into their communications with their fundholders. We also see additional opportunities to help them streamline their operations. And I see a significant long-term opportunity to help our clients navigate the evolution of transactional communications from email and envelopes into a more dynamic and cloud-based future. The more immediate step in realizing this objective will be to win existing print business from key large in-house players. And with the pipeline we have built over the past year, I am more optimistic than ever about our ability to do that.
Today, we have the depth and breadth of product opportunities, the depth of management talent and the depth of credibility with our clients to pursue these exciting opportunities. Any one or more of them could contribute meaningfully to our overall growth. As I look out over the next few years, that's a great position to be in.
Before I turn the call over to your questions, I want to thank the more than 10,000 Broadridge associates for their work over the last 12 months. Their commitment to meeting or exceeding our clients' expectations is what the service profit chain is all about and is what drives the financial results that we reported this morning.
Now let's open it up for your questions. Adrianne, please open the call.
Question And Answers

•	Operator - -
 (Operator Instructions) The first question comes from the line of David Togut with Evercore.

•	David Mark Togut
I'd like to ask about the 2018 outlook. Perhaps, you could drill down a little bit more on the 2% to 3% revenue growth guidance. I heard the call outs on -- kind of elevated event-driven activity in '17 and the big pickup in stock record growth. I just like to understand the 2% to 3% better, particularly in light of the 25% growth in record Closed sales in '17?

•	James M. Young
Sure, David. This is Jim. First just breaking it down. We've got the recurring piece at 4% to 6%, which is almost all organic and very much in line with our longer-term organic growth. It moved to event. We had a very good event year. But as we said, we think event is going to be flat. So on a total revenue growth basis, that would be a bit of a drag off of that 4% to 6%. And then the net pieces, you layer in that distribution revenue, which we're also saying will be down, and there are a couple of factors in there. One is, we had large contest activity in this past year that Tim mentioned that comes with it, a lot of postage revenues given the mix of it. We don't anticipate that repeating, so that will drive a decrease in addition to some of the customer communications work we talked about. That also comes with high postage, and that will -- could have a slight contraction. So therefore, that will come down and have an impact on total revenue. Just circling back to your final point on the Closed sales. Absolutely, great Closed sales. We'll get some benefit in '18, but I think as we've been signaling for a while even as we have big sales. Some of these larger deals we've been closing, certainly have longer conversion times that may not show up until '19. So again, we see accelerating revenue additions from sales in '18 for sure, with we think more impact coming even in '19.

•	Richard J. Daly
And Dave, I want to add a little bit color to that as well. Jim pointed out that we've assumed more moderate growth due to the historical averages for stock record and mutual fund interims and slight trading volumes. To be able to be in the position we're in right now to target what we're targeting for '19, assuming that is something we could have never done 5-plus years ago, and Dave, you've watched us for quite some time now, and you know that we were planning fiscal '18, we're already thinking about '19 and how we can deliver consistently, so that over any multiyear period, we still believe we're going to be a top total shareholder return performer. That's the way we like running the business.

•	David Mark Togut
Understood. And just as a follow-on to that, Rich, given Jim's comments about the '17 sales converting in '19. Should we expect to see you back at more of your historical revenue growth algorithm in '19?

•	Richard J. Daly
Well, because -- as Jim also pointed out, because of the pass-throughs and with postage in here, you know that our strategy and a key part of why we did the NACC transaction is to be more relevant for the cloud players out there with the most -- and we now have more meaningful content than any other entity that does distribution. So the more successful at converting as we go forward, all right? Which I really hope in '19, we will be converting some volumes over, okay? If that postage goes away, that would be a good thing. So it's really the recurring fee revenue that really drives us here more than the total revenue as it relates to the pass-through.

•	James M. Young
And Dave, just to finish out your question. I mean, on the algorithm, one thing that is a little bit unique as you look forward in '19 is that loss rate that we've talked about. We tick up from 2% to 3% as a function of these known losses of BRCC, and so that's absorbed in our -- that 4% to 6% recurring revenue growth. And again, we've got -- given the pipeline, we're optimistic that maybe we can get that business in a growth mode sooner, which means, as we think about that growth algorithm going forward, it would -- it would not be a drag to our growth as it is this year.

•	Operator - -
The next question comes from the line of Peter Heckmann with D.A. Davidson.

•	Peter James Heckmann
I'm having just a little trouble reconciling some of the same issues. Can you quantify the dollar amount of the known losses at NACC and when you expect them to be fully be de-converted?

•	James M. Young
Yes. Peter, maybe just to -- how that -- we've talked about that loss rate going up from 2% to 3%. I would attribute most of that, if not all, that percentage point to NACC. So on a $2.5 billion base, you would -- then for somewhere in the neighborhood of $25 million, and that's probably a pretty good indication of it. In terms of that -- that runoff will be a long way through it by the end of '18, although we do anticipate some remnants still probably de-converting in '19. But as we think about the sales that are coming on, hopefully, that becomes kind of de minimis in the overall growth algorithm.

•	Timothy C. Gokey
And Peter, Tim Gokey. Just one thing that I just wanted to add to it was the vast majority of these losses, which were known at the time of the acquisition, represents business model changes for these clients rather than independent decision solely. So examples would be a major client that was acquired, another one that is changing his billing system provider. So those are not related to the service that has been provided by us. It's really related to things that are going on in those client businesses.

•	Peter James Heckmann
Okay, that's helpful. And then in terms of event-driven, you said -- you implied in your guidances, event-driven will be done for the year. Are we talking kind of mid-single-digits? And then -- and I think Rich did call out another major mutual fund family and announced that they were going out for a vote in fiscal '18. Which quarter do you expect that to hit?

•	James M. Young
First off, on the overall question on event-driven, we do see it down very modestly, single-digit -- low single-digit type contraction, low to mid-single-digit contraction. In terms of the large proxy we talked about, too early, they give you a quarter, although as Tim mentioned, a filing is out there. So you can start to maybe assume that it's first half, barring any kind of major hiccup or change in plans.

•	Richard J. Daly
Yes, it's very easy to delay a filing, all right? And I wouldn't say it happens with great frequency, but it can happen.

•	Operator - -
The next question comes from the line of Chris Donat with Sandler O'Neill.

•	Christopher Roy Donat
I wanted to ask Jim on the tax issue just because of the accounting change. It seems like it's something that should be largely recurring in nature. Is that a fair way to think about it? And would you have any insight on what it could be in 2019 in terms of the excess benefit from stock-based compensation? Or is it way too early to tell?

•	James M. Young
That's a tough question. The -- as we looked in the past 3 years and I read off those numbers, kind of $40 million, $20 million, $40 million in that range, there are some benefits that's been recurring for sure. And if -- as you know, the key variables are stock price. Exercise level of option is a little bit of restricted stock, best thing but the bigger one is option. So the things that I -- we have to know and assume are little bit around performance of shares, a little bit about what's going to be vested and available for exercise, and then the actual exercise activity that goes on. So very difficult to project, other than if I look at the trend, look at where we are, it looks like we'll have a meaningful contribution next year given the number of options we have, we think that continues to contribute going forward. But as I said, very volatile, very difficult to forecast.

•	Christopher Roy Donat
Understood. I appreciate identifying the key factors there. And then separate issue, I want to congratulate Tim on the promotion. But then to ask Rich, the question is, just I'm curious why the timing now, is it -- as you're working on the 3-year plan or does it reflect the good work Tim has done in his various roles, just curious why now.

•	Richard J. Daly
Well, as you know, prior to Tim, John Hogan was President, and I liked the structure, first of all, all right? And it absolutely is a reflection for the contributions that Tim has made and it's certainly anticipation of those contributions continuing, as Tim and I work together over the next years.

•	Operator - -
Your next question comes from the line of Puneet Jain with JPMorgan.

•	Puneet Jain
Now that NACC is fully integrated, can you review your M&A strategy? And if you'd be willing to do another relatively large acquisition beyond the usual tuck-ins?

•	Richard J. Daly
Okay. So in terms of NACC, we went out very clearly at the time we did the transaction. We have what we need in terms of content, where it's close to 6 billion pieces of meaningful content to execute against our strategy. We're very confident that we're going to be able to grow the revenue of that business because the reaction from in-house -- large in-house providers -- think like major banks and major financial service companies that have an in-house operation, have been impressed by our overall strategy, which includes not only the very, very efficient distribution of the material as it exists today. By very, very efficient, meaning a far better postal situation where we get about 95% at a 9-digit sort capability, which is real money. And then on top of that, okay? Are very meaningful investments to enable us to be able to go to the cloud provider of their choice, encrypted secure, et cetera, is something where we're going to folks where most people do what we do, are opposed to eliminating print. And we're going to folks with a strategy that says we're coming here because we want you to help you eliminate print faster. And through our network, you may have a customer that's eliminated print with us somewhere else and we'll enable you to get to that customer and show them how they can eliminate print with you as well, getting to that network value we talk about. So I don't really see the need for us to grow that part of the business through acquisition. If there was an opportunity on something in technology to enable the network benefits and the cloud benefits to happen faster, that's something we would certainly consider. And again, you should be thinking tuck-in, nothing of any transformative nature.

•	Puneet Jain
Got it. That's good explanation. And then given equity markets, where they are? What do you expect for stock record growth this year? And just to confirm, are you expecting equity trade volume to be flat in fiscal '18?

•	Richard J. Daly
 I'm going to provide a little color and ask Tim to comment on this as well. I just called out earlier again, Jim's comment of how -- we're looking at the volumes for next year as part of the plan we gave you to be moderate, all right? Now you can tell me better than I should be able to tell you what these markets are going to continue to do. If we're going to continue to have these fabulous returns for years to come, I would tell you that everything, stock record and interim growth, et cetera, would continue to perform very, very nicely, all right? I think we're taking a prudent approach to giving you a solid plan to next year, all right? And it seemed modest in the way we're looking at stock record growth and interim growth. Tim, why don't you talk about the flows and some of the other things we've done a far better job over recent year or so and try to understand these better?

•	Timothy C. Gokey
Yes, absolutely. And I do think that the key point here is that we believe that our stock record as it has been for the past decade is a long-term trend and that will continue with the help of overall equity markets. And there may be short-term fluctuations as there have been in the past, but the long-term is very solid. Specifically, for the coming year, as I described and as Tim described, we're really looking at historic averages for those and sort of playing this sort of right down the middle of the fairway. There have been -- there was a slowdown on the mutual fund flow side earlier in the year. That is coming back. And it seems to be much more in line with historic averages now than it was 12 months ago, and that's a positive. And so we see this as something that we think is really just part of that long-term output. Obviously, if we were in the position of fear market prognosticators as being your business instead of ours, but it's -- we do think it's very positive over the long run.

•	Richard J. Daly
Yes, one just point of a personal note. So it's been 10 years for Broadridge. It's been almost 4 decades for me of the benefits of stock record growth, and I'll tell you that there are many times in my career that stock record growth made me look a lot taller and thinner than I actually am.

•	Operator - -
Your final question comes from the line of Patrick O'Shaughnessy with Raymond James.

•	Patrick Joseph O'Shaughnessy
Q. Speaking of stock record position growth, I was curious, how much of that 10% growth you saw in the fourth quarter came from winning back that one client that you mentioned?

•	Richard J. Daly
 The client is not live yet. So we'll be doing the conversion at the end of the year. So there's absolutely nothing related to that.

•	Patrick Joseph O'Shaughnessy
Okay. So outside in the future, but nothing in the fourth quarter this year. And then question on expenses, and maybe this is for Jim. Pretty big ramp in unallocated expenses in the fourth quarter this year, and it sounds like that's going to carry over into the first quarter of fiscal 2018. Can you provide a little bit more color on what some of those expenditures are and how you're able to ramp them up and then back down relatively quickly?

•	James M. Young
Sure, Patrick. So the fourth quarter, you are seeing our investments run from the efficiency initiatives, which is a combination of both consulting costs as well as severance costs related to this. And as we said, we started doing this work over the summer. So some of it will fall into the first quarter. And so you'll see more of those same type of expenses in Q1. And we've been working -- then we'll complete this overall initiative.

•	Richard J. Daly
And Patrick, this is Rich. You know that we are zealots in our commitment to the service profit chain here, and what we are doing here though I think really does align very importantly with the fundamentals of the service profit chain. And looking at the organization and saying, over the last 10 years as we've grown, we've also grown in a number of [inaudible] that we have in the organization. And in my heart, I'm an entrepreneur and I really believe a flatter organization where there's less layers between the customer and me is critical that we always listen to the customer. And Tim and the team have done a lot of work on this. I'm going to ask Tim to comment on just what we believe this -- there's going to be some expense here -- benefit, but the real thing is the flexibility we have and the responsiveness that we'll have with customers going forward.

•	Timothy C. Gokey
Absolutely. And I think the other element that I would add to this is we're going to be talking at our Investor Day about our outlook going forward and how we are realigning the business further around some of the biggest growth trends that we see, and some of these organizational changes are really getting in front of that and aligning in the organization around -- facing off against our biggest client opportunities. And then within that, as Rich said, we're really working to flatten our organization to get closer to the client to make it more nimble. We did this last year with our GTO organization. And in that effort, we reduced that organization by 3 layers. We increased the average spend of control. We had a significant proportion of associates being promoted and really improved the overall organizational health. And as we saw the success on that effort, we're bringing that to the rest of the company now. And we're very pleased with what we think that's going to do for us going forward, both in terms of just the overall healthy organization and then in particular, with our alignment around our biggest opportunities.

•	Richard J. Daly
That's great. And Tim, well, I should have said this when I was asked about your promotion. One of the things that both I and the board have been very, very excited and impressed is, today, Broadridge has 2 great segments. I mean, what happened in GTO and the very specific focus that Tim put into GTO to enable that business to contribute the way it contributed today. But more importantly, when we talk about the industry's need to take out cost, to mutualize cost, et cetera, GTO is well on its way to creating a franchise standard that we have in Proxy in our communication segment. And so I'm glad that Tim also pointed out the upcoming Investor Day because what I tried to cover in the call today was tangible things. In the past, some of you asked me, well, tell me the things that can happen. Managed services can move the needle around here. Begging fixed income, making more happen there can move the needle around here. What we're doing in -- from mutual funds and working with the regulators to make communication more efficient, as in less costly and better for investors, and this is just a tee-up to how you'll see we're building the foundation, and Tim and the team have done to build the foundation as we rollout in Investor Day. So I don't want to wish my life away here, but we're really excited and we really hope you all mark your calendar. We think it's going to be well worth the time to be with us on Investor Day come December.

•	Operator - -
A. I would like to return the call over to Mr. Thibault for closing remarks.

•	W. Edings Thibault
A. Thank you, Adrianne. Before we close, let me remind you that we will be hosting an Investor Lunch as we generally do to discuss our results at our offices in New York next Wednesday, August 16. If you would like to attend, please do let me know. And we'll conclude on that note. Thank you all very much for your interest and ownership in Broadridge, and choose to have a great day.

•	Operator - -
A. This concludes today's conference call. You may now disconnect.